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                                                                   EXHIBIT 23.6

                          [MERRILL LYNCH LETTERHEAD]

         CONSENT OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

  We hereby consent to the use of our opinion letter dated August 19, 1996 to the Board of Directors of Bally Entertainment Corporation ("Bally"), included as Exhibit D to the Joint Proxy Statement/Prospectus of Bally and Hilton Hotels Corporation ("Hilton") which forms a part of the Registration Statement on Form S-4 to be dated on or about August 19, 1996 relating to the proposed merger of Bally with and into Hilton, and to the reference therein to such opinion under the captions "Summary--The Merger--Opinion of Financial Advisors to the Board of Directors of Bally"; "The Merger--Background to the Merger and Reasons for the Merger--Negotiations of the Merger"; "The Merger--Opinions of Financial Advisors to Bally--Opinion of Merrill Lynch" and "The Merger-- Opinions of Financial Advisors to Bally--Financial Analyses."

  In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          MERRILL LYNCH, PIERCE, FENNER &
                                           SMITH INCORPORATED

                                          By: /s/ Kurt N. Simon
                                            -----------------------------------
                                            Name: Kurt N. Simon
                                            Title: Vice President

August 19, 1996